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Exhibit 99.2

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
Quarterly Operating Supplement
December 2007

        Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA), a leading guarantor of public finance and asset-backed obligations, has been assigned Triple-A ratings, the highest ratings available, from Fitch Ratings (Fitch), Moody's Investors Service, Inc. (Moody's), Standard & Poor's Ratings Services (S&P) and Rating and Investment Information, Inc. (R&I). Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts (GICs), to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities. The Company is a member of the Dexia group.

Financial Security Assurance Holdings Ltd.

FSA HOLDINGS FOURTH QUARTER 2007 RESULTS

FSA HAS RECORD ANNUAL ORIGINATIONS

NEGATIVE FAIR-VALUE ADJUSTMENTS REDUCE NET INCOME BUT
ARE NOT INDICATIVE OF REALIZED LOSSES

        New York, New York, February 12, 2008—Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced a net loss of $91.9 million for the fourth quarter of 2007 and $65.7 million for the full year, due primarily to unrealized negative fair-value adjustments of $188.6 million for the fourth quarter and $417.7 million for the year for its insured derivative portfolio, consisting mainly of insured credit default swaps (CDS) on pooled corporate risk. FSA's total insured CDS portfolio was 96.4% Triple-A or Super Triple-A, 2.5% Double-A and 1.1% Single-A at December 31, 2007.

        Operating earnings, which exclude fair-value adjustments for insured derivatives and economic hedges, were $94.3 million for the fourth quarter of 2007, a 9.5% increase from the fourth-quarter result in 2006, and $378.0 million for the year, approximately 4.1% higher than for 2006.

        Present value (PV) originations, a non-GAAP measure, totaled $318.4 million for the fourth quarter of 2007, 8.9% higher than for last year. Annual PV originations increased 39.6% to a record $1,271.0 million in 2007. Premiums from new originations flow into earnings over the life of the transactions, supporting a stable base of future earned premiums.

NET INCOME (LOSS) AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS(1)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income (loss)	$(91.9)	$92.8	$(65.7)	$424.2
Less fair-value adjustments for economic hedges	2.4	1.9	(26.0)	40.5
Less fair-value adjustments for investment-grade insured derivatives	(188.6)	4.8	(417.7)	20.7

Operating earnings	$94.3	$86.1	$378.0	$363.0

(1)
For a discussion of operating earnings and the adjustments made to net income in calculating operating earnings, see below, "Analysis of Financial Results—Operating Earnings." Also see "Non-GAAP Measures" below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

        Shareholders' equity under GAAP (book value) was $1.6 billion. Non-GAAP adjusted book value (ABV) was $4.5 billion at December 31, 2007. Over the past 12 months, after taking dividends into account, ABV grew 18.0%.

        In the fourth quarter of 2007, FSA transferred $63.0 million from the non-specific reserve to case reserves for five home equity line of credit (HELOC) transactions, of which $6.1 million was paid in the fourth quarter, leaving $56.9 million in case reserves.

        See "Non-GAAP Measures" below for a more detailed discussion of ABV and a reconciliation to U.S. GAAP shareholders' equity. The Company's management considers ABV to be an operating measure of the Company's intrinsic value and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone.

        Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said: "FSA's performance during unprecedented turbulence in the global credit markets in 2007 confirmed the value of our conservative approach to our business, and the market rewarded us with a record-setting year, as measured by PV originations of nearly $1.3 billion.

        "The unrealized negative mark-to-market adjustments were to be expected as credit spreads widened significantly during the fourth quarter. As we've said in the past, these adjustments are mainly due to liquidity dislocations rather than credit deterioration and are not expected to result in realized loss.

        "Our insured subprime mortgage and insured credit default swap portfolios, as well as the residential mortgage-backed investments in the Financial Products portfolio, generally continue to maintain their high credit quality. While we have experienced some claims in the insured HELOC portfolio, they should be manageable.

        "Beginning in the fourth quarter of 2007, we saw a growing preference for FSA-insured bonds across our markets, especially in U.S. municipal finance. To assist us in taking advantage of these new opportunities, our parent Dexia announced last week that it would contribute $500 million of additional capital to FSA. This followed reaffirmations of FSA's Triple-A ratings by Fitch, Moody's and S&P without consideration of the capital increase. With an already strong capital position, bolstered by this additional capital, we look forward to further building our momentum in 2008."

BUSINESS PRODUCTION

TOTAL ORIGINATIONS
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Gross par insured	$28,062.6	$33,704.3	$119,134.2	$93,780.7
Gross PV originations(1)	318.4	292.4	1,271.0	910.2

(1)
For definition and discussion, see "Non-GAAP Measures" below.

        Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

PUBLIC FINANCE ORIGINATIONS
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
United States:
Gross par insured	$16,742.1	$16,978.6	$56,949.4	$46,448.2
Gross PV premiums originated(1)	139.6	92.8	388.2	309.6
International:
Gross par insured	$2,145.4	$2,933.5	$12,501.4	$9,403.9
Gross PV premiums originated	67.9	98.7	404.9	317.7

(1)
For definition and discussion, see "Non-GAAP Measures" below. For a reconciliation of PV premiums originated to gross premiums written, see "Analysis of Financial Results—Premiums" below.

        Full-year 2007 estimated U.S. municipal market volume of $429.0 billion was 10% higher than in 2006 and the highest market volume on record. Insurance penetration was approximately 47%, compared with 49% in 2006. FSA insured approximately 25% of the par amount of insured new U.S. municipal bond issues sold during 2007. In December, FSA's share of the insured market exceeded

50%. During the fourth quarter, municipal market volume slowed down, as issuers scaled back borrowing in response to market volatility and wider credit spreads.

        In the U.S., the par amount insured by FSA in the fourth quarter decreased 1.4%, but PV premiums originated increased 50.4%. The significant increase in PV premiums was due to FSA's ability to achieve attractive pricing across sectors based on the market's growing preference for FSA-insured bonds. Approximately 91% of bonds insured had an underlying credit quality of Single-A or higher. For the year, U.S. municipal par insured increased 22.6%, and PV premiums increased 25.4%.

        International public finance par originated decreased 26.9%, and PV premiums originated decreased 31.2% in the fourth quarter. Results in this sector tend to be irregular because of the timing of large transactions with long development periods. For the full year, international public finance par insured increased 32.9% to $12.5 billion, and PV premiums originated increased 27.4% to a record $404.9 million, driven by a significant number of large transactions in diverse sectors, such as transportation, health care and utilities. While FSA was most active in the United Kingdom and Europe, it also insured issues in Canada, Mexico, Australia, New Zealand, Japan and South Korea.

ASSET-BACKED ORIGINATIONS
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
United States:
Gross par insured	$6,978.8	$10,579.7	$40,446.1	$28,647.7
Gross PV premiums originated	89.9	39.4	322.3	113.4
International:
Gross par insured	$2,196.3	$3,212.5	$9,237.3	$9,280.9
Gross PV premiums originated	17.7	26.0	67.7	49.0

        In the fourth quarter, FSA's U.S. asset-backed production decreased by 34.0% in par originated and increased by 128.2% in PV premiums originated. The business was primarily focused on Super-Triple-A pooled corporate credit default swaps, where FSA found particularly strong opportunities based on widening spreads. FSA also selectively insured a number of high-quality residential mortgage-backed (RMBS) transactions in the primary and secondary markets. While the issuance of RMBS and ABS has slowed, there is heightened demand for FSA's guaranty. For the year, FSA increased U.S. asset-backed par originated 41.2%. Due to spread widening and longer average lives of transactions, PV premiums originated grew 184.2%.

        Outside the United States, FSA's asset-backed par insured decreased 31.6% for the fourth quarter, primarily due to reduced issuance in the collateralized loan obligation market, and PV premiums originated decreased 31.9%. For the year, FSA's international asset-backed par originations were flat, while PV premiums originated grew 38.2%. As in the U.S., the increase in PV premiums relative to par originated was primarily due to spread widening.

FINANCIAL PRODUCTS ORIGINATIONS
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Gross PV NIM originated	$3.3	$35.5	$87.9	$120.5

        In the financial products (FP) segment, the present value of net interest margin originated (PV NIM originated) decreased 90.7% for the fourth quarter. Although the Company issued $1.5 billion of new guaranteed investment contracts (GICs), it limited new asset acquisitions in order to build excess liquidity in response to volatile market conditions. For the year, PV NIM originated declined 27.1% due primarily to the reduced investment activity in the last quarter.

ANALYSIS OF FINANCIAL RESULTS

        MARK-TO-MARKET ACCOUNTING REQUIREMENTS AND THE NATURE OF FSA'S INSURED CREDIT DEFAULT SWAPS. Under U.S. GAAP, insurance policies issued in CDS form typically must be marked to market through the income statement. However, absent any claims under the guaranty, any decreases or increases to income due to marks will sum to zero by the time of each contract's maturity.

        FSA primarily insures two types of CDS contracts: (1) those that reference a static pool of underlying corporate credits, subject to a large deductible, and (2) those that reference individual securities, such as Triple-A-rated collateralized loan obligations or Triple-A-rated insured infrastructure financings. In either case, the terms of the insured CDS contract are similar to those of FSA's financial guaranty policy in that claims, if any, are paid over time and no collateral is posted to secure FSA's obligations under the CDS. FSA has generally not participated in the CDO of ABS market and has exposure to only one CDS execution of such a transaction, which was originated in 2005 with a total net par of $300 million and four times the Triple-A credit protection requirement.

        At December 31, 2007, FSA's insured CDS portfolio subject to mark-to-market accounting requirements had a net outstanding par value of $84.2 billion, representing approximately one-fifth of total insured net par outstanding.

        MARK-TO-MARKET ACCOUNTING REQUIREMENTS AND THE NATURE OF THE COMPANY'S FINANCIAL PRODUCTS BUSINESS. The FP Group, whose primary business is the issuance of GICs, raises low-cost funds that are invested primarily in high-quality, liquid asset-backed obligations with the goal of earning an attractive and sustainable net interest margin.

        The FP Investment Portfolio is marked to market under U.S. GAAP, with unrealized gains or losses generally classified as accumulated other comprehensive income, part of the Company's equity balance. The Financial Products group has the ability and the intent to hold its assets to their maturities, and therefore, absent a credit event, marks should sum to zero when the asset matures. Given the large size of the FP Investment Portfolio ($18.1 billion carrying value), even a small price change can have a material impact on aggregate market value.

        The FP Portfolio is managed to minimize interest rate and convexity risk by generally matching the asset and liability portfolios on a floating to floating basis, to minimize credit risk through investments in high-quality securities and to limit liquidity risk. As of December 31, 2007, approximately 66.8% of the investment portfolio was invested in non-agency RMBS, 91.9% of which were rated Triple-A, with 7.6% rated Double-A and 0.5% rated Single-A. Although some of these assets may be downgraded in the future, FSA does not expect to have losses, due to the high level of overcollateralization at origination.

        GAAP EQUITY. GAAP equity decreased by $1.1 billion since December 31, 2006, principally due to the negative effects of the unrealized fair value adjustments for insured derivatives, which are recorded in the income statement, combined with unrealized fair-value adjustments on available-for-sale assets held in the Financial Products (FP) Investment Portfolio, which are recorded as a separate component of equity. Unrealized mark-to-market adjustments in the FP investment portfolio totaled negative $631.0 million after tax in the fourth quarter, primarily resulting from changes in fair value of residential mortgage-backed securities (RMBS), and negative $964.5 million after tax for the year. Partially offsetting these reductions were contributions from operating earnings. Unrealized portfolio gains and losses and CDS fair-value adjustments have no effect on insurance company statutory equity or claims-paying resources, and rating agencies generally do not take these unrealized gains or losses into account for evaluating FSA's capital adequacy.

        NET INCOME. The $91.9 million net loss in the fourth quarter represents a 199.0% decrease from net income of $92.8 million for the fourth quarter of 2006, primarily due to the loss of $188.6 million related to the fair-value adjustments for insured derivatives discussed above. For the same reason, net income decreased to a loss of $65.7 million for the year. See "Operating Earnings" below for a discussion of the impact of fair-value adjustments for economic hedges.

        OPERATING EARNINGS. Operating earnings (a non-GAAP measure) and the adjustments to net income used to calculate it are disclosed above, in the table entitled "Net Income (Loss) and Reconciliation to Non-GAAP Operating Earnings." Operating earnings increased in the fourth quarter due primarily to growth in earned premiums, which, excluding the effect of refundings, rose 16.6%.

        The Company defines operating earnings as net income excluding the effects of fair-value adjustments for:

  •
  economic hedges, defined as hedges that are economically effective but do not meet the criteria necessary to receive hedge accounting treatment under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), with any residual hedge ineffectiveness remaining in operating earnings; and

  •
  investment-grade insured derivatives, which are certain contracts for which fair-value adjustments are recorded through the income statement because they qualify as derivatives under SFAS 133 or Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments" (SFAS 155). These contracts include FSA-insured CDS, insured swaps in certain public finance obligations and insured net interest margin (NIM) securitizations.

        The majority of the economic hedges relate to situations where the Company converts the fixed interest rates of certain assets and liabilities to dollar-denominated LIBOR-based floating rates by means of interest rate derivatives. Without hedge accounting, SFAS 133 requires the marking to fair value of each such derivative in the income statement without the offsetting mark to fair value on the risk it is intended to hedge. These one-sided valuations cause income volatility. Under the Company's definition of operating earnings, the economic effect of these hedges is recognized, which, for interest rate swaps, generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life.

        PREMIUMS. The following table reconciles gross premiums written, which captures premiums collected and accrued for in the period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current financial guaranty business production, which excludes PV NIM originated in the FP segment.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Gross premiums written	$282.1	$256.5	$852.8	$816.0
Gross installment premiums received	(79.5)	(63.0)	(287.9)	(241.9)

Gross upfront premiums originated	202.6	193.5	564.9	574.1
Gross PV estimated installment premiums originated	112.5	63.4	618.2	215.6

Gross PV premiums originated	$315.1	$256.9	$1,183.1	$789.7

        The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net premiums written	$187.7	$161.8	$560.5	$527.2
Net premiums earned	116.1	104.0	420.6	388.7
Net premiums earned excluding effect of refundings and accelerations	99.1	85.0	367.4	339.9

        For the fourth quarter, gross premiums written increased 10.0%, and net premiums written increased 16.0%, both reflecting increases in public finance and asset-backed premiums written. For the year, gross premiums written increased by 4.5%, and net premiums written increased by 6.3%. In each case, the change primarily reflected an increase in asset-backed premiums written.

        Fourth-quarter net premiums earned increased 11.6% to $116.1 million, including $17.0 million from refundings and accelerations. For last year's comparable period, net premiums earned from refundings and accelerations totaled $19.0 million. Excluding premiums from refundings and accelerations, fourth-quarter net premiums earned increased 16.6%, reflecting an increase in both public finance and asset-backed earned premiums.

        For the year, net premiums earned increased 8.2% to $420.6 million, including $53.2 million from refundings and accelerations. For the prior year, net premiums earned from refundings and accelerations totaled $48.8 million. Excluding premiums from refundings and accelerations, year-to-date net premiums earned increased 8.1% for the year, reflecting increases in both public finance and asset-backed earned premiums.

        FP SEGMENT NET INTEREST MARGIN. FP Segment NIM increased to $18.0 million for the fourth quarter of 2007 from $17.4 million for the fourth quarter of 2006, reflecting primarily the growth in the GIC book of business, partially offset by the effects of accumulating liquidity. FP Segment NIM was $86.1 million for 2007 and $72.7 million for 2006. Growth in the book of business and realized gains more than offset the write-down (in the third quarter of 2007) of positions the Company determined to be other-than-temporarily impaired. FP Segment NIM is a non-GAAP measure defined as the net interest margin from the financial products segment excluding fair-value adjustments for economic hedges.

        GENERAL INVESTMENT PORTFOLIO. Fourth-quarter net investment income increased to $60.4 million from $57.1 million a year ago. For the year, net investment income increased to $236.7 million from $218.9 million in 2006. The increases primarily reflect higher invested balances in the investment portfolio resulting from high origination activity. The Company's year-to-date effective tax rate on investment income (excluding the effects of realized gains and losses, the FP Segment and assets acquired in refinancing transactions) was 12.4% in 2007, versus 12.2% for 2006.

EXPENSES.

EXPENSES AND POLICY ACQUISITION COSTS
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Other operating expenses and amortization of deferred policy acquisition costs(1)	$55.4	$63.8	$205.5	$187.6
Other operating expenses and amortization of deferred policy acquisition costs, excluding deferred compensation plans (DCP) and supplemental executive retirement (SERP) plans	56.9	53.4	199.5	173.2

(1)
These expenses include certain compensation expenses related primarily to the Company's DCP and SERP plans, which are based on changes in the market value of related investments and are offset by amounts in other income arising from marking to fair value the assets held to economically defease such obligations.

        Excluding DCP and SERP plans, other operating expenses and amortization of policy acquisition costs increased by $3.5 million, or 6.6%, for the fourth quarter of 2007. For the year, such expenses increased by $26.3 million, or 15.2%. The increases relate primarily to higher compensation expenses and a lower deferral rate.

        RESERVES. The Company recorded losses and loss adjustment expenses incurred of $12.5 million for the fourth quarter of 2007 and $7.0 million for the fourth quarter of 2006. Losses and loss adjustment expenses totaled $31.6 million for 2007 and $23.3 million for 2006. The increases are driven primarily by increased origination volume, including a large increase in international public infrastructure transactions (which are generally assigned higher reserves) and an increase in the experience factor used in calculating the non-specific reserve. Adjustments to reserves represent management's estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

        During the fourth quarter of 2007, a net amount of $65.5 million was transferred from the non-specific reserve to case reserves, including the $63.0 million for HELOCs discussed above. Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings. At December 31, 2007, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $198.1 million, compared with $190.8 million at December 31, 2006.

NON-GAAP MEASURES

        To reflect accurately how the Company's management evaluates the Company's operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures). Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation. Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.

        Non-GAAP measures used in this release include operating earnings, PV premiums originated, PV NIM originated, PV originations, ABV and FP segment NIM. In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written.

        The Company employs PV originations to describe the present value of all the Company's originations in a given period. PV originations are estimated by the Company for business originated in the period as the sum of:

  •
  PV premiums originated, defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, and

  •
  PV NIM originated in the financial products segment, defined as estimated interest to be received on investments less estimated transaction expenses and interest to be paid on liabilities plus results from derivatives used for hedging purposes, discounted to present value.

        Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. The discount rate used to calculate PV originations was 4.86% for 2007 originations and 5.07% for 2006 originations. PV premiums originated, PV NIM originated and PV originations are based on estimates of, among other things, prepayment speeds of asset-backed securities.

        PV premiums originated is a measure of gross origination activity and does not reflect premiums ceded to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures.

        PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period, adjusted for management's estimate of transaction and hedging costs. At the beginning of 2007, based on experience, management reduced its estimate of the adverse effect of such costs, and appropriate adjustments were included in the estimates of 2007 PV NIM originated and the PV future net interest margin (PV future NIM) component of ABV.

        Management uses ABV as a measure of performance and to calculate a portion of employee compensation. An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information. The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates. For performance reporting purposes, the calculation of ABV includes adjustments to reflect IFRS results that the Company reports to its principal shareholder, Dexia S.A., in order to better align the interests of employees with the interests of Dexia S.A., whose accounts are maintained under IFRS. The IFRS adjustments relate primarily to accounting for foreign exchange, contingencies and fair-value adjustments. ABV is reconciled to book value in the table that follows.

RECONCILIATION OF US GAAP SHAREHOLDERS' EQUITY TO
ADJUSTED BOOK VALUE
(in millions)

	December 31, 2007	December 31, 2006
Shareholders' Equity (Book Value)—U.S. GAAP	$1,577.8	$2,722.3
After-tax adjustments:
Plus net unearned premium revenues	1,162.4	1,071.4
Plus PV future net installment premiums and financial products PV future net interest margin(1)(2)	857.8	627.2
Less net deferred acquisition costs	226.1	221.4
Less fair-value gains (losses) for investment-grade insured derivatives	(359.7)	58.0
Less fair value of gains (losses) for economic hedges	84.9	72.6
Less unrealized gains (losses) on investments	(848.4)	154.9

Subtotal	4,495.1	3,914.0
IFRS Adjustments	0.2	4.8

Adjusted Book Value	$4,495.3	$3,918.8

(1)
Amounts include the effects of PV future ceding commission and premium taxes. The discount rate varies according to the year of origination. For each year's originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate was 4.86% for 2007 and 5.07% for 2006.

(2)
At the beginning of 2007, based on experience, management applied a reduced estimate of transaction and hedging costs to financial products PV future NIM. This increased December 31, 2007 PV future NIM by approximately $24.7 million net of tax.

        This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies. Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company. The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
(dollars in thousands)

	December 31, 2007	December 31, 2006
Contingency Reserve	$1,094,352	$1,011,034
Surplus to Policyholders	1,608,768	1,543,113

Qualified Statutory Capital	2,703,120	2,554,147
Net Unearned Premium Reserve	2,274,577	2,070,751
Loss and Loss Adjustment Expense Reserve	98,079	52,964

Qualified Statutory Capital and Reserves	5,075,776	4,677,862
Net Present Value of Installment Premiums	1,113,051	827,916
Third-Party Capital Support(1)	550,000	550,000

Total Claims-Paying Resources(2)	$6,738,827	$6,055,778

Net Insurance in Force (principal & interest)	$623,157,997	$552,695,033
Capital Ratio(3)	231:1	216:1
Claims-Paying Ratio(4)	92:1	91:1

(1)
Standby line of credit facility and money market committed preferred trust securities.

(2)
Total claims-paying resources is a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)
Capital ratio is net insurance in force divided by qualified statutory capital.

(4)
Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

        The Company plans to post its latest Operating Supplement to its website, www.fsa.com, today. The Operating Supplement contains additional information about results for the period covered in this release. Also, a presentation dated February 12, 2007 on the Analyst Communications/Presentations page of the website provides additional detail about the Company's portfolio quality and mark-to-market accounting.

FORWARD-LOOKING STATEMENTS

        The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

        In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

  •
  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

  •
  statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

  •
  expected losses on, and adequacy of loss reserves for, insured transactions.

        Words such as "believes," "anticipates," "expects," "intends" and "plans" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

  •
  changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

  •
  competitive forces, including the conduct of other financial guaranty insurers;

  •
  changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

  •
  changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company's reported financial results;

  •
  an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio;

  •
  inadequacy of reserves established by the Company for losses and loss adjustment expenses;

  •
  disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

  •
  downgrade or default of one or more of FSA's reinsurers;

  •
  market conditions, including the credit quality and market pricing of securities issued;

  •
  capacity limitations that may impair investor appetite for FSA-insured obligations;

  •
  market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

  •
  prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

  •
  other factors, most of which are beyond the Company's control.

        The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

        Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA), a leading guarantor of public finance and asset-backed obligations, has been assigned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody's Investors Service, Inc., Standard & Poor's Ratings Services and Rating and Investment Information, Inc. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts, to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities. The Company is a member of the Dexia group.

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
REVENUES
Net premiums written	$187,721	$161,794	$560,476	$527,177

Net premiums earned	$116,077	$103,997	$420,556	$388,709
Net investment income	60,361	57,147	236,659	218,850
Net realized gains (losses)	1,165	(394)	(1,887)	(8,328)
Net interest income from financial products segment	279,587	247,673	1,079,577	858,197
Net realized gains (losses) from financial products segment	—	31	1,867	108
Net realized and unrealized gains (losses) on derivative instruments	(216,004)	60,819	(579,808)	163,202
Income from assets acquired in refinancing transactions	4,409	5,997	20,907	24,661
Net realized gains (losses) from assets acquired in refinancing transactions	3,221	(66)	4,660	12,729
Other income	4,401	16,381	46,761	32,896

TOTAL REVENUES	253,217	491,585	1,229,292	1,691,024

EXPENSES
Losses and loss adjustment expenses	12,440	6,960	31,568	23,303
Interest expense	11,583	8,851	46,335	29,096
Amortization of deferred acquisition costs	15,853	18,278	63,442	63,012
Foreign exchange (gains) losses from financial products segment	94,522	60,156	138,479	159,424
Net interest expense from financial products segment	239,108	228,285	989,246	768,739
Other operating expenses	39,594	45,509	142,090	124,622

TOTAL EXPENSES	413,100	368,039	1,411,160	1,168,196

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(159,883)	123,546	(181,868)	522,828
Provision (benefit) for income taxes	(68,015)	30,796	(116,214)	150,680

NET INCOME (LOSS) BEFORE MINORITY INTEREST	(91,868)	92,750	(65,654)	372,148
Less: Minority interest	—	—	—	(52,006)

NET INCOME (LOSS)	(91,868)	92,750	(65,654)	424,154

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) arising during the period	(608,973)	1,804	(949,442)	10,202
Less: reclassification adjustment for gains (losses) included in net income	5,105	213	10,510	6,393

Other comprehensive income (loss)	(614,078)	1,591	(959,952)	3,809

COMPREHENSIVE INCOME (LOSS)	$(705,946)	$94,341	$(1,025,606)	$427,963

See Notes to Consolidated Financial Statements to be filed on Form 10-K.

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31, 2007	December 31, 2006
ASSETS
General investment portfolio:
Bonds at fair value	$5,054,664	$4,721,512
Equity securities at fair value	39,869	54,325
Short-term investments	97,366	96,578
Financial products segment investment portfolio:
Bonds at fair value	16,936,058	16,757,979
Short-term investments	1,927,347	659,704
Trading portfolio at fair value	349,822	119,424
Assets acquired in refinancing transactions:
Bonds at fair value	5,949	41,051
Securitized loans	177,810	241,785
Other	45,505	55,036

Total investment portfolio	24,634,390	22,747,394
Cash	28,696	32,471
Deferred acquisition costs	347,870	340,673
Prepaid reinsurance premiums	1,126,624	1,004,987
Reinsurance recoverable on unpaid losses	76,478	37,342
Deferred federal income tax asset	412,170	—
Other assets	1,583,617	1,611,216

TOTAL ASSETS	$28,209,845	$25,774,083

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Deferred premium revenue	$2,914,878	$2,653,321
Loss and loss adjustment expense reserve	274,556	228,122
Financial products segment debt	21,376,116	18,349,665
Deferred federal income tax liability	—	298,542
Notes payable	730,000	730,000
Other liabilities and minority interest	1,336,481	792,121

TOTAL LIABILITIES AND MINORITY INTEREST	26,632,031	23,051,771

COMMITMENTS AND CONTINGENCIES
Common stock	335	335
Additional paid-in capital—common	909,800	906,687
Accumulated other comprehensive income (loss)	(799,914)	160,038
Accumulated earnings	1,467,593	1,655,252
Deferred equity compensation	19,663	19,225
Less treasury stock at cost	(19,663)	(19,225)

TOTAL SHAREHOLDERS' EQUITY	1,577,814	2,722,312

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY	$28,209,845	$25,774,083

See Notes to Consolidated Financial Statements to be filed on Form 10-K.

Financial Security Assurance Holdings Ltd.
Annual Financial Data
(dollars in millions, except percentages and amounts per share)

	As of and for the Years Ended December 31,
	2007	2006	2005	2004	2003
Income Statement
Gross premiums written	$852.8	$816.0	$833.8	$832.0	$895.8
Net premiums written	560.5	527.2	577.7	587.8	614.3
Net premiums earned	420.6	388.7	404.1	395.0	356.4
Net investment income	236.7	218.9	200.8	172.1	154.0
Losses and loss adjustment expenses	31.6	23.3	25.4	20.6	34.5
Operating Earnings Reconciliation
Net income (loss)	$(65.7)	$424.2	$326.1	$378.6	$298.1
Less fair-value adjustments for economic
interest rate hedges, net of taxes	(26.0)	40.5	(15.0)	17.1	9.3
Less fair-value adjustments for insured derivatives, net of taxes	(417.7)	20.7	7.2	37.7	23.4

Operating earnings	$378.0	$363.0	$333.9	$323.8	$265.4

Balance Sheet
Total investment portfolio	$24,634.4	$22,747.4	$19,065.4	$14,577.4	$10,000.2
Prepaid reinsurance premiums	1,126.6	1,005.0	865.2	759.2	695.4
Total assets	28,209.8	25,774.1	22,001.6	17,081.0	12,407.6
Deferred premium revenue	2,914.9	2,653.3	2,375.1	2,095.4	1,845.0
Losses and loss adjustment expense reserves	274.6	228.1	205.7	179.9	233.4
Financial products segment debt	21,376.1	18,349.7	14,947.1	10,444.1	6,639.4
Notes payable	730.0	730.0	430.0	430.0	430.0
Total liabilities and minority interest	26,632.0	23,051.8	19,178.7	14,469.7	10,188.4
Shareholders' equity (book value)	1,577.8	2,722.3	2,822.9	2,611.3	2,219.2
Dividends	122.0	530.0	71.1	22.9	—
Adjusted book value per share, before IFRS adjustments	134.11	116.77	117.29	104.77	90.35
Adjusted book value per share	134.12	116.92	116.63	104.48	N/A
Book value per share	47.07	81.22	84.22	77.91	66.21
Return on equity	(2.7)%	14.8%	11.9%	15.8%	14.4%
Operating return on equity	14.7%	13.7%	13.5%	14.8%	14.0%

N/A—not available

Financial Security Assurance Holdings Ltd.
Operating Expense Analysis
(in thousands)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2007
Amortization of previously deferred underwriting expenses and reinsurance commissions	$15,951	$18,055	$13,583	$15,853	$63,442

Other operating expenses	57,794	63,981	68,643	82,458	272,876
Underwriting expenses deferred	(33,726)	(36,805)	(37,814)	(45,546)	(153,891)
Financial products other operating expenses	3,996	4,339	4,590	4,102	17,027
Reinsurance commissions written, net	(13,655)	(16,925)	(25,144)	(27,528)	(83,252)
Reinsurance commissions deferred, net	13,655	16,925	25,144	27,528	83,252

Other operating expenses, excluding DCP/SERP	28,064	31,515	35,419	41,014	136,012
Deferred compensation/SERP expenses(1)	2,198	7,245	(1,945)	(1,420)	6,078

Total other operating expenses	$30,262	$38,760	$33,474	$39,594	$142,090

Total expenses	$46,213	$56,815	$47,057	$55,447	$205,532

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2006
Amortization of previously deferred underwriting expenses and reinsurance commissions	$16,210	$14,421	$14,103	$18,278	$63,012

Other operating expenses	56,358	59,176	53,950	74,840	244,324
Underwriting expenses deferred	(34,275)	(36,330)	(33,606)	(44,055)	(148,266)
Financial products other operating expenses	3,312	3,356	3,154	4,329	14,151
Reinsurance commissions written, net	(10,398)	(23,809)	(17,673)	(27,833)	(79,713)
Reinsurance commissions deferred, net	10,398	23,809	17,673	27,833	79,713

Other operating expenses, excluding DCP/SERP	25,395	26,202	23,498	35,114	110,209
Deferred compensation/SERP expenses(1)	5,909	(6,235)	4,344	10,395	14,413

Total other operating expenses	$31,304	$19,967	$27,842	$45,509	$124,622

Total expenses	$47,514	$34,388	$41,945	$63,787	$187,634

(1)
Not a deferred acquisition cost. These expenses include certain compensation expenses related primarily to the Company's deferred compensation plans and supplemental executive retirement plans (SERP), which are based on changes in the market value of related investments and are offset by amounts in other income arising from marking to fair value the assets held to economically defease such obligations.

Financial Security Assurance Holdings Ltd.
Gross Par Value and Present Value (PV) Originations

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in millions)
Gross Par Insured
Public Finance:
United States	$16,742.1	$16,978.6	$56,949.4	$46,448.2
International	2,145.4	2,933.5	12,501.4	9,403.9

Total Public Finance	18,887.5	19,912.1	69,450.8	55,852.1

Asset-Backed Finance:
United States	$6,978.8	$10,579.7	$40,446.1	$28,647.7
International	2,196.3	3,212.5	9,237.3	9,280.9

Total Asset-Backed Finance	9,175.1	13,792.2	49,683.4	37,928.6

Total Gross Par Insured(1)	$28,062.6	$33,704.3	$119,134.2	$93,780.7

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in millions)
Gross PV Originated
Gross PV Premiums Originated:
Public Finance:
United States	$139.6	$92.8	$388.2	$309.6
International	67.9	98.7	404.9	317.7

Total Public Finance	207.5	191.5	793.1	627.3

Asset-Backed Finance:
United States	$89.9	$39.4	$322.3	$113.4
International	17.7	26.0	67.7	49.0

Total Asset-Backed Finance	107.6	65.4	390.0	162.4

Total Gross PV Premiums Originated	315.1	256.9	1,183.1	789.7

Financial Products Gross PV NIM Originated	$3.3	$35.5	$87.9	$120.5

Total Gross PV Originations(2)	$318.4	$292.4	$1,271.0	$910.2

(1)
Excludes FSA-insured GICs issued by the Company.

(2)
The Company evaluates its business production for a given period based on its gross present value of originations (gross PV originations), which consists of the total present value of premiums originated (gross PV premiums originated) by FSA and its subsidiaries and the present value of net interest margin originated (PV NIM originated) by the Financial Products segment. Gross PV premiums originated for a particular period include both (i) premiums received in such period under insurance policies in which premiums are payable upfront and (ii) estimated future premiums to be received under the Company's installment-based policies issued during such period, discounted to present value. The discount rate for business originated in 2007 was 4.86% per annum and in 2006 was 5.07% per annum, equal to the average pre-tax yield on the Company's investment portfolio for the previous three calendar years. Management uses its best estimate of the life of each insurance policy for which premiums are receivable in installments when calculating gross PV premiums originated. However, the total amount actually received will vary from management's estimate if the insured obligation pays down according to a different schedule or remains outstanding for a different period from those estimated by management. If the average life of an insured obligation is shorter than the estimate, PV premiums outstanding will be reduced. Conversely, if the average life of an insured obligation extends longer than the estimate, the PV premiums outstanding will be increased. PV NIM originated represents the present value of estimated interest to be received on investments less the present value of estimated transaction expenses and interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs) plus results from derivatives used as hedges.

Financial Security Assurance Holdings Ltd.
Gross Premiums Written
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Public Finance
United States:
Upfront	$137.3	$91.0	$367.2	$303.7
Installments(1)	3.0	3.5	16.5	17.4
International:
Upfront	52.8	94.2	177.3	251.5
Installments(1)	8.4	3.9	38.8	20.2

Total Public Finance	201.5	192.6	599.8	592.8

Asset-Backed Finance
United States:
Upfront	$8.9	$0.2	$12.9	$1.1
Installments(1)	54.9	41.7	182.4	158.0
International:
Upfront	3.6	8.1	7.5	17.8
Installments(1)	13.2	13.9	50.2	46.3

Total Asset-Backed Finance	80.6	63.9	253.0	223.2

Total Gross Premiums Written	$282.1	$256.5	$852.8	$816.0

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Upfront	202.6	193.5	564.9	574.1
Installments(1)	79.5	63.0	287.9	241.9

Total Gross Premiums Written	$282.1	$256.5	$852.8	$816.0

(1)
Installments are the periodic premium payments received by FSA for business originated in current and prior periods.

Financial Security Assurance Inc.

Financial Security Assurance Inc.
Effect of Refundings and Accelerations
(in thousands)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2007
Earned premium	$14,980	$14,598	$6,617	$17,003	$53,198
Less:
Amortization of deferred acquisition costs	1,423	2,209	912	1,421	5,965

Net effect before taxes	13,557	12,389	5,705	15,582	47,233
Tax provision	4,745	4,336	1,997	5,454	16,532

Net income effect	$8,812	$8,053	$3,708	$10,128	$30,701

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2006
Earned premium	$9,072	$14,170	$6,569	$19,003	$48,814
Less:
Amortization of deferred acquisition costs	1,545	2,101	1,052	2,835	7,533

Net effect before taxes	7,527	12,069	5,517	16,168	41,281
Tax provision	2,634	4,224	1,931	5,659	14,448

Net income effect	$4,893	$7,845	$3,586	$10,509	$26,833

Financial Security Assurance Inc. (GAAP Basis)
Fixed Income Investment Portfolio
(dollars in thousands)

Fixed Income Investment Portfolio as of
December 31, 2007(1)

	Fixed Income Portfolio by Type
	Amortized Cost	Market Value	% of Amortized Cost	Yield	Income(2)
Type of Security
Long-term bonds:
U.S government obligations	$83,390	$87,349	1.7%	4.56%	$5,912
U.S agency obligations	1,697	1,698	0.0	5.74	85
U.S municipal obligations	3,920,509	4,064,565	79.3	4.84	183,487
Foreign obligations	248,007	256,305	5.0	5.00	9,488
Corporate obligations	190,048	192,791	3.8	5.25	10,923
Mortgage-backed securities	390,992	394,326	7.9	5.64	17,127
Asset-backed securities	22,652	22,927	0.5	5.06	1,295

Total long-term investments	4,857,295	5,019,961	98.2	4.93	228,317
Short-term investments	88,972	90,075	1.8	4.34	5,258

Total	$4,946,267	$5,110,036	100.0%	4.92%	$233,575

	Fixed Income Portfolio by Maturity
	Amortized Cost	% of Amortized Cost
Maturity
Within 1 year	$148,286	3.0%
1 to 5 years	1,353,006	27.4
5 to 10 years	816,987	16.5
10 or more years	2,214,344	44.7
Mortgage-backed securities	390,992	7.9
Asset-backed securities	22,652	0.5

Total	$4,946,267	100.0%

Quality Distribution of Long-Term Fixed Income Investment Portfolio(3)
AAA	84.0%
AA	13.7
A	2.2
NR	0.1

100.0%

(1)
Excludes portfolios related to the variable interest entities and assets acquired in refinancing transactions.

(2)
Income before investment management expenses and taxes, if applicable.

(3)
Ratings are based on the lower of Moody's or S&P ratings. At December 31, 2007, 7.5% of the Investment Portfolio is rated Triple-A by virtue of insurance provided by FSA. Without giving effect to the FSA guaranty, the weighted-average rating of the FSA-insured investments was in the Double-A range, and all of these investments were investment grade.

Financial Security Assurance Inc.
Selected Financial Statistics
(dollars in thousands)

	Current Period
	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
GAAP Basis(1)
Loss ratio	9.7%	6.1%	6.8%	5.5%
Expense ratio	39.4	42.2	37.8	36.4

Combined ratio	49.1%	48.3%	44.6%	41.9%

SAP Basis(1)
Loss ratio	52.3%	2.3%	16.1%	—%
Expense ratio	27.0	34.6	30.0	29.9

Combined ratio	79.3%	36.9%	46.1%	29.9%

Gross insurance in force(2)			$858,458,003	$765,632,196
Net insurance in force(2)			623,157,997	552,695,033
Qualified statutory capital			2,703,120	2,554,147
Capital ratio			231:1	216:1

	Annual Data
	Years Ended December 31,
	2007	2006	2005	2004	2003
GAAP Basis(1)
Loss ratio	6.8%	5.5%	5.9%	5.0%	9.5%
Expense ratio	37.8	36.4	33.1	31.9	30.4

Combined ratio	44.6%	41.9%	39.0%	36.9%	39.9%
SAP Basis(1)
Loss ratio	16.1%	—%	2.1%	5.0%	3.7%
Expense ratio	30.0	29.9	27.8	26.8	21.3

Combined ratio	46.1%	29.9%	29.9%	31.8%	25.0%
Gross insurance in force(2)	$858,458,003	$765,632,196	$686,134,377	$633,037,230	$565,371,437
Net insurance in force(2)	623,157,997	552,695,033	497,624,738	454,359,331	409,476,253
Qualified statutory capital	2,703,120	2,554,147	2,417,516	2,280,883	2,104,257
Capital ratio	231:1	216:1	206:1	199:1	195:1

(1)
The GAAP loss ratio is calculated as GAAP losses and loss adjustment expenses incurred divided by GAAP net premiums earned. The SAP loss ratio is SAP losses and loss adjustment expenses incurred divided by SAP net premiums earned. The GAAP expense ratio is underwriting and operating expenses divided by net GAAP premiums earned. The SAP expense ratio is underwriting and operating expenses divided by net premiums written. The combined ratio on both a GAAP and SAP basis is the sum of the applicable loss and expense ratios.

(2)
Amounts are statutory data for Financial Security Assurance Inc. and Subsidiaries.

U.S. Municipal New-Issue Market Data(1)
(dollars in billions)

	Industry
				FSA Market Share(2)
	Par Value Issued	Par Value Insured	Percent Insured
				Amount	Percent
4th Qtr. 2007	$105.7	$43.3	41.0%	$11.9	27.5%
3rd	92.4	46.6	50.4	13.1	28.1
2nd	123.5	55.9	45.4	10.9	19.5
1st	107.4	55.2	51.4	13.9	25.2
4th Qtr. 2006	121.8	58.4	47.9	16.4	28.1
3rd	87.6	43.3	49.4	9.5	21.9
2nd	109.6	52.4	47.8	12.7	24.2
1st	69.7	37.3	53.5	7.4	19.8
2007	429.0	201.0	46.8	49.8	24.8
2006	388.7	191.4	49.2	46.0	24.0
2005	408.3	233.0	57.1	60.0	25.8
2004	359.7	194.9	54.2	46.9	24.1
2003	383.6	190.5	49.7	52.2	27.4
2002	358.6	178.9	49.9	47.5	26.6
2001	288.1	134.3	46.6	36.3	27.0
2000	200.9	79.3	39.5	19.5	24.6
1999	227.7	105.6	46.4	24.2	22.9
1998	286.8	145.5	50.7	32.0	22.0
1997	220.7	106.0	48.0	16.2	15.3
1996	185.2	83.3	45.0	11.2	13.4
1995	160.4	68.6	42.8	3.3	4.8
1994	165.1	61.5	37.3	2.7	4.4
1993	292.2	107.9	36.9	7.5	7.0
1992	234.7	80.8	34.4	4.8	5.9
1991	172.4	51.9	30.1	2.8	5.4

(1)
FSA estimates based on industry sources, including The Bond Buyer and Thomson Financial Securities Data. Industry data is on a sale-date basis and subject to revision as additional information becomes available.

(2)
Share of insured bond market. FSA volume for 1993 through 2007 is based on sale date and will differ from closing-date data presented elsewhere in this Supplement. Excludes secondary-market transactions.

Financial Security Assurance Inc. (GAAP Basis)
Originations—Par Value
(dollars in millions)

	Insured in 2007(1)
	Gross Amount	%	Net Amount	%
Public Finance Obligations:
United States
General obligation	$26,537	38.2%	$21,040	43.4%
Tax-supported	8,890	12.8	7,115	14.7
Municipal utility revenue	8,459	12.2	6,679	13.8
Health care revenue	3,807	5.5	1,718	3.5
Housing revenue	1,002	1.4	741	1.5
Transportation revenue	4,445	6.4	2,707	5.6
Education/University	2,414	3.5	1,510	3.1
Other public finance	1,396	2.0	924	1.9

Subtotal	56,950	82.0	42,434	87.5
International	12,501	18.0	6,082	12.5

Total public finance obligations	$69,451	100.0%	$48,516	100.0%

Asset-Backed Obligations:
United States
Residential mortgages	$10,669	19.0%	$9,677	19.8%
Consumer receivables	5,600	10.0	4,773	9.8
Pooled corporate	20,380	36.3	17,031	34.9
Other asset-backed	4,043	7.2	3,019	6.2
Financial products	6,175	11.0	6,175	12.7

Subtotal	46,867	83.5	40,675	83.4
International	9,237	16.5	8,085	16.6

Total asset-backed obligations	$56,104	100.0%	$48,760	100.0%

Total Portfolio	$125,555		$97,276

(1)
Beginning in the first quarter of 2008, originations of obligations previously wrapped by other monolines will be classified according to the underlying collateral. Historically, such exposures were classified as domestic or international based on the monoline's main insurance subsidiary's country of domicile. In each of these geographic categorizations, the exposure was classified in the "other public finance" or "other asset-backed" categories. The effect of such reclassifications on the 2007 originations classifications will be a $1.0 billion shift in gross amounts insured from total asset-backed to total public finance and approximately $3.6 billion reclassification from other asset-backed to residential mortgage and pooled corporate.

Financial Security Assurance Inc. (GAAP Basis)
Insured Portfolio Profile—Par Value
(dollars in millions)

	Outstanding as of December 31, 2007(1)
	Net Amount	%
Public Finance Obligations:
United States
General obligation	$114,456	40.5%
Tax-supported	50,081	17.7
Municipal utility revenue	44,365	15.7
Health care revenue	14,047	5.0
Housing revenue	7,711	2.7
Transportation revenue	17,407	6.2
Education/University	5,468	1.9
Other public finance	1,873	0.6

Subtotal	255,408	90.3
International	27,299	9.7

Total public finance obligations	$282,707	100.0%

Asset-Backed Obligations:
United States
Residential mortgages	$19,774	13.8%
Consumer receivables	11,572	8.1
Pooled corporate	59,207	41.1
Other asset-backed	1,975	1.4
Financial products(2)	19,468	13.6

Subtotal	111,996	78.0
International	31,639	22.0

Total asset-backed obligations	$143,635	100.0%

Total Portfolio	$426,342

Distribution of Insured Portfolio
by Ratings as of December 31, 2007

Rating(3)	Percent of Public Finance	Percent of Asset-Backed	Percent of Portfolio
AAA	4.4%	68.7%	26.0%
AA	40.2	16.3	32.2
A	43.4	3.2	29.9
BBB	11.6	9.7	10.9
Other	0.4	2.1	1.0

	100.0%	100.0%	100.0%

(1)
Beginning in the fourth quarter of 2007, the Company changed its classification of outstanding insured exposures that were previously wrapped by other monolines. Historically, such exposures were classified as domestic or international based on the monoline's main insurance subsidiary's country of domicile. In each of these geographic categorizations, the exposure was classified in the "other public finance" or "other asset-backed" categories. In the fourth quarter, the Company began to categorize these exposures based on the classifications of the underlying insured obligations, as opposed to the primary monoline insuring the obligation.

(2)
Represents exposure to FP GIC liabilities which are collateralized by the FP Investment Portfolio. The FP Investment Portfolio consists primarily of 67% non-agency RMBS and 10% short-term.

(3)
Based upon internal FSA ratings.

Financial Security Assurance Inc. (GAAP Basis)
Geographic Distribution of Public Finance Insured Portfolio—Par Value
(dollars in millions)

	Insured in 2007				Outstanding as of December 31, 2007
	Gross Amount
		%	Net Amount	%	Net Amount	%
Domestic by State
California	$9,654	13.9%	$6,334	13.1%	$35,508	12.6%
New York	5,627	8.1	3,225	6.7	21,611	7.6
Pennsylvania	4,284	6.2	3,568	7.4	18,313	6.5
Texas	3,229	4.6	2,881	5.9	18,122	6.4
Florida	2,289	3.3	1,708	3.5	13,675	4.8
Illinois	2,645	3.8	1,942	4.0	13,612	4.8
New Jersey	2,326	3.3	1,143	2.4	11,432	4.0
Michigan	2,100	3.0	1,906	3.9	11,418	4.0
Washington	2,039	2.9	1,326	2.7	9,796	3.5
Massachusetts	2,353	3.4	1,229	2.5	7,324	2.6
Ohio	1,170	1.7	1,069	2.2	6,662	2.4
Georgia	2,280	3.3	1,939	4.0	6,653	2.4
Indiana	1,289	1.9	1,203	2.5	5,962	2.1
All other U.S. jurisdictions	15,665	22.6	12,961	26.7	75,320	26.6

Subtotal	56,950	82.0	42,434	87.5	255,408	90.3
International	12,501	18.0	6,082	12.5	27,299	9.7

Total public finance obligations	$69,451	100.0%	$48,516	100.0%	$282,707	100.0%

Financial Security Assurance Inc.
50 Largest Public Finance Exposures
as of December 31, 2007
(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding
Commonwealth of Massachusetts G.O.	$1,261.6	0.30%
New York City, NY Municipal Water Finance Authority, Water and Sewer System Revenue Bonds	1,253.5	0.29
Port Authority of NY and NJ, Consolidated Bonds	1,250.2	0.29
Massachusetts School Building Authority Dedicated Sales Tax Revenue Bonds	1,182.9	0.28
Los Angeles Unified School District, CA, G.O.	1,113.4	0.26
New Jersey Transportation Trust Fund Authority Transportation System Bonds	1,105.9	0.26
State of California, G.O.	1,092.0	0.26
New York City, NY G.O.	1,071.2	0.25
Channel Link Enterprises Finance Plc	1,053.6	0.25
Metropolitan Transportation Authority, NY, Transportation Revenue Bonds	1,041.6	0.24
Houston Combined Utility System, TX, First Lien Revenues	1,038.5	0.24
Chicago, Illinois G.O.	1,016.6	0.24
Atlanta, GA Water & Sewer Revenue Bonds	989.0	0.23
State of California Department of Water Resources Power Supply Revenue Bonds	980.6	0.23
Illinois State Toll Highway Authority, Revenue Bonds	972.6	0.23
State of Illinois, G.O.	965.9	0.23
Massachusetts Water Resources Authority, General Revenue Bonds	949.0	0.22
Los Angeles, CA, Department of Water and Power Electric Revenue Bonds	927.6	0.22
State of Washington, G.O.	904.6	0.21
New Jersey Turnpike Authority, Revenue Bonds	895.6	0.21
District of Columbia, G.O.	890.5	0.21
Clark County School District, NV, G.O.	880.8	0.21
Seattle, Washington, Light and Power Revenue Bonds	846.3	0.20
Detroit, MI, Sewage Disposal System Revenue Bonds	836.8	0.20
California Housing Finance Agency Home Mortgage Revenue Bonds 1982 Resolution	809.9	0.19
Dormitory Authority of the State of New York, Mental Health Services Facilities Improvement Revenue Bonds	809.5	0.19
San Diego Unified School District, CA, G.O.	789.5	0.19
New York State Thruway Authority, General Highway and Bridge Trust Fund Revenue Bonds	788.7	0.18
Chicago Public Schools, IL, G.O.	786.9	0.18
International AAA Sovereign Debt Synthetic CDO	770.0	0.18
Broward County School Board, FL, Certificates of Participation	763.1	0.18
Kings County, WA, Sewer Revenue Bonds	761.7	0.18
State of Hawaii, G.O.	742.8	0.17
New York Local Government Assistance Corp Subordinate Lien (Sales Tax) Rev Bonds	720.6	0.17
Long Island Power Authority, NY, Electric System General Revenue Bonds	712.2	0.17
State of Michigan, State Trunk Line Fund Bonds	680.9	0.16
South Carolina Public Service Authority (Santee Cooper) Revenue Bonds	673.9	0.16
Skyway Concession Company LLC	650.8	0.15
Houston, TX, Airport System, Subordinate Lien Revenue Bonds	649.0	0.15
Thames Water Utilities Finance Plc (Insured)	645.6	0.15
Florida State Board of Education, Public Education Capital Outlay Bonds	644.9	0.15
Regents of the University of California, General Revenue Bonds	627.8	0.15
Metropolitan Washington Airports Authority, Airport System Revenue Bonds	626.2	0.15
Metropolitan Transportation Authority, NY, Dedicated Tax Fund Bonds	623.1	0.15
Garden State Preservation Trust, NJ, Open Space & Farmland Preservation Bonds	621.1	0.15
Hydro-Quebec, Province of Quebec Guaranteed	618.8	0.15
Thames Water Utilities Finance Plc	617.3	0.14
Commonwealth of Puerto Rico, G.O.	609.9	0.14
Orlando-Orange County Expressway Authority, Florida Revenue Bonds	605.7	0.14
Philadelphia School District, PA, G.O.	592.4	0.14

Total	$42,462.6	9.97%

Financial Security Assurance Inc.
25 Largest Asset-Backed Exposures
as of December 31, 2007
(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	$4,048.0	0.95%
International Super AAA Synthetic Residential MBS	3,174.8	0.74
US AAA Prime Automobile Loan Portfolio	3,017.5	0.71
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	2,776.0	0.65
International Super AAA Synthetic High Yield Pooled Corporate CDO	1,944.6	0.46
International Synthetic Investment Grade Pooled Corporate CDO	1,905.1	0.45
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,851.8	0.43
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,500.0	0.35
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,465.5	0.34
US AAA Previously Insured Cash Flow CLO	1,429.2	0.34
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,419.6	0.33
International AAA Cash Flow CLO	1,351.9	0.32
Countrywide HELOC 2006-I	1,351.3	0.32
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,219.6	0.29
US Super AAA Synthetic High Yield Pooled Corporate CDO	1,210.5	0.28
Americredit 2007-B-F	1,143.0	0.27
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	972.3	0.23
Countrywide HELOC 2006-F	945.7	0.22
International Super AAA Synthetic High Yield Pooled Corporate CDO	929.5	0.22
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	864.5	0.20
US AAA Residential MBS	860.5	0.20
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	854.6	0.20
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	849.3	0.20
US Super AAA Synthetic High Yield Pooled Corporate CDO	829.7	0.19
International Cash Flow CLO	826.4	0.19

Total	$38,740.9	9.08%

"International" denotes a transaction with 20% or greater non-US collateral. "Super AAA" means the level of first-loss protection exceeds approximately 1.3x the level required by a rating agency for a Triple-A rating. Where indicated, ratings are current FSA internal ratings expressed in industry terms.

Financial Security Assurance Inc.
Debt Service and Premiums
(in millions)

Debt Service (Statutory Basis)
(Principal and Interest)

	Insured Debt Service
				Portfolio Runoff	Net Outstanding
	Gross	Ceded	Net
4th Qtr. 2007	$48,524	$13,412	$35,112	$(14,465)	$623,158
3rd	57,169	18,623	38,546	(12,440)	602,511
2nd	39,961	10,138	29,823	(17,456)	576,405
1st	45,572	10,099	35,473	(24,130)	564,038
4th Qtr. 2006	62,107	16,816	45,291	(22,692)	552,695
3rd	45,313	16,736	28,577	(14,825)	530,096
2nd	43,902	10,837	33,065	(15,969)	516,344
1st	24,766	5,543	19,223	(17,600)	499,248
2007	191,226	52,272	138,954	(68,491)	623,158
2006	176,088	49,932	126,156	(71,086)	552,695
2005	161,092	38,792	122,300	(79,034)	497,625
2004	152,128	33,701	118,427	(73,544)	454,359
2003	124,322	26,998	97,324	(53,104)	409,476

Premiums (GAAP Basis)

	Premiums Written
				Ending Net Unearned Premium	Net PV Premiums Outstanding(1)
	Gross	Ceded	Net			Total Net
4th Qtr. 2007	$297.4	$94.4	$203.0	$1,797.0	$1,099.4	$2,896.4
3rd	259.7	87.8	171.9	1,721.7	1,073.2	2,794.9
2nd	183.4	61.0	122.4	1,660.4	894.5	2,554.9
1st	159.7	49.2	110.5	1,654.7	821.6	2,476.3
4th Qtr. 2006	266.4	94.7	171.7	1,653.6	827.9	2,481.5
3rd	200.6	66.1	134.5	1,595.9	805.1	2,401.0
2nd	250.1	90.6	159.5	1,562.0	801.6	2,363.6
1st	134.0	37.4	96.6	1,509.6	794.7	2,304.3
2007	900.2	292.4	607.8	1,797.0	1,099.4	2,896.4
2006	851.1	288.8	562.3	1,653.6	827.9	2,481.5
2005	860.5	256.1	604.4	1,515.4	803.4	2,318.8
2004	847.1	244.2	602.9	1,342.1	727.3	2,069.4
2003	903.4	281.5	621.9	1,149.6	607.1	1,756.7

(1)
This is a non-GAAP term and refers to estimated present value of installment premiums yet to be received.

Financial Security Assurance Inc.
Amortization of Net Debt Service and Net Premiums
(in millions)

Net Debt Service (Statutory Basis)

	Scheduled Amortization(1)	Outstanding
4th Qtr. 2007	$—	$623,158
2008	60,636	562,522
2009	49,523	512,999
2010	49,184	463,815
2011	43,046	420,769
2012–2016	151,473	269,296
2017–2021	100,998	168,298
2022–2026	72,473	95,825
2027+	95,825	—

Total	$623,158

Net Premiums (GAAP Basis)

		Scheduled GAAP Premium Earnings
		Unearned Premium Reserve Amortization
	GAAP Unearned Premiums	Periodic UPR	Upfront UPR	Installments	Total Net
4th Qtr. 2007	$1,797.0	$—	$—	$—	$—
2008	1,594.5	44.3	158.2	216.2	418.7
2009	1,450.3	2.6	141.6	212.4	356.6
2010	1,317.8	1.4	131.1	168.4	300.9
2011	1,195.9	0.9	121.0	131.2	253.1
2012–2016	720.2	0.4	475.3	389.8	865.5
2017–2021	410.8	0.1	309.3	179.0	488.4
2022–2026	219.4	—	191.4	130.7	322.1
2027+	—	—	219.4	222.7	442.1

Total		$49.7	$1,747.3	$1,650.4	$3,447.4

(1)
Based on management's estimate.

Contacts

Investor Relations

  Robert S. Tucker
  Managing Director
  (1)(212) 339-0861
  rtucker@fsa.com

Corporate Communications

  Betsy Castenir
  Managing Director
  (1)(212) 339-3424
  bcastenir@fsa.com

QuickLinks

  Exhibit 99.2
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. Quarterly Operating Supplement December 2007
Financial Security Assurance Holdings Ltd.
FSA HOLDINGS FOURTH QUARTER 2007 RESULTS FSA HAS RECORD ANNUAL ORIGINATIONS NEGATIVE FAIR-VALUE ADJUSTMENTS REDUCE NET INCOME BUT ARE NOT INDICATIVE OF REALIZED LOSSES
NET INCOME (LOSS) AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS(1) (in millions)
TOTAL ORIGINATIONS (in millions)
PUBLIC FINANCE ORIGINATIONS (in millions)
ASSET-BACKED ORIGINATIONS (in millions)
FINANCIAL PRODUCTS ORIGINATIONS (in millions)
RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED (in millions)
NET EARNED AND WRITTEN PREMIUMS (in millions)
EXPENSES AND POLICY ACQUISITION COSTS (in millions)
RECONCILIATION OF US GAAP SHAREHOLDERS' EQUITY TO ADJUSTED BOOK VALUE (in millions)
CLAIMS-PAYING RESOURCES (STATUTORY BASIS) FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES (dollars in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited) (in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Balance Sheets (unaudited) (in thousands)
Financial Security Assurance Holdings Ltd. Annual Financial Data (dollars in millions, except percentages and amounts per share)
Financial Security Assurance Holdings Ltd. Operating Expense Analysis (in thousands)
Financial Security Assurance Holdings Ltd. Gross Par Value and Present Value (PV) Originations
Financial Security Assurance Holdings Ltd. Gross Premiums Written (in millions)
Financial Security Assurance Inc.
Financial Security Assurance Inc. Effect of Refundings and Accelerations (in thousands)
Financial Security Assurance Inc. (GAAP Basis) Fixed Income Investment Portfolio (dollars in thousands)
Financial Security Assurance Inc. Selected Financial Statistics (dollars in thousands)
U.S. Municipal New-Issue Market Data(1) (dollars in billions)
Financial Security Assurance Inc. (GAAP Basis) Originations—Par Value (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) Insured Portfolio Profile—Par Value (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) Geographic Distribution of Public Finance Insured Portfolio—Par Value (dollars in millions)
Financial Security Assurance Inc. 50 Largest Public Finance Exposures as of December 31, 2007 (dollars in millions)
Financial Security Assurance Inc. 25 Largest Asset-Backed Exposures as of December 31, 2007 (dollars in millions)
Financial Security Assurance Inc. Debt Service and Premiums (in millions)
Financial Security Assurance Inc. Amortization of Net Debt Service and Net Premiums (in millions)
Contacts